UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016
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Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 North Hamilton Street, No. 200 High Point, North Carolina	27260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7700

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2016 the Compensation and Benefits Committee (the “Committee”) of the Board of Directors Stanley Furniture Company, Inc. (the “Company”) approved a 25% reduction in the base salary of Glenn Prillaman, President and Chief Executive Officer of the Company (reducing base salary from $255,000 to $191,250) and for Anita W. Wimmer, Vice President-Finance/Corporate Controller (Principal Financial Officer) (reducing base salary from $150,000 to $112,500), in each case effective January 1, 2017.  The base salaries of certain other salaried employees have also been reduced effective January 1, 2017.

In addition, the Board of Directors approved a 25% reduction in annual cash compensation paid to non-employee directors effective January 1, 2017 (reduced from $30,000 to $22,500 for non-employee directors other than the Chairman and from $35,000 to $26,250 in the case of the Chairman).

In connection with these compensation reductions, the Compensation Committee and Board approved quarterly make-whole cash payments for 2017 in an amount equal to one-fourth of such salary and compensation reductions payable on a quarterly basis in the event the Company breaks even or has net income for a quarter after giving effect to the make-whole cash payments. In the event any such quarterly make-whole cash payments are not paid because the Company does not meet the required financial performance for a quarter, such quarterly make-whole payments will be made in connection with payment of quarterly make-whole payments for a subsequent quarter if the Company breaks even or has net income for 2017 through the end of such subsequent quarter after giving effect to the make-whole cash payments.

The Compensation Committee also approved a 2017 cash bonus for salaried employees of up to 5% of each salaried employee’s 2016 base salary in the event the Company has net income for 2017, with the aggregate amount of such bonuses payable equal to 50% of the Company’s net income for 2017 after giving effect to the make-whole cash payments.

The Company and Mr. Prillaman have executed an amendment (the “Amendment”), effective November 30, 2016, to the Employment Agreement, dated July 22, 2016, between the Company and Mr. Prillaman providing for the reduced base salary for 2017 and providing for any quarterly make-whole cash payments that Mr. Prillaman receives or is entitled to receive with respect to 2017 are treated as part of his salary for purposes of Section 17(b) of such Employment Agreement and as annual base salary for purposes of the Change in Control Agreement, originally dated December 11, 2009, between the Company and Mr. Prillaman and amended and restated effective December 11, 2015.  The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 hereto and incorporated herein by reference.

The Company and Anita W. Wimmer have executed an amendment (the “CICP Amendment”), effective November 30, 2016, to the Change in Control Protection Agreement, effective as of December 11, 2015, between the Company and Ms. Wimmer providing for any quarterly make-whole cash payments that Ms. Wimmer receives or is entitled to receive with respect to 2017 are treated as part of her annual base salary for purposes of such Change in Control Protection Agreement. The foregoing description of the CICP Amendment is qualified in its entirety by reference to the CICP Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

10.1      Amendment effective as of November 30, 2016 to Employment Agreement between the Company and Glenn Prillaman dated July 22, 2016.

10.2      Amendment effective as of November 30, 2016 to Change in Control Protection Agreement between the Company and Anita Wimmer effective as of December 11, 2015.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: December 2, 2016	By: /s/Anita W. Wimmer
Anita W. Wimmer
Vice President of Finance
(Principal Financial and Accounting Officer)